Exhibit 99.1

PRESS RELEASE

Biofrontera Inc. Enters into Agreements to Purchase Options of Biofrontera AG

●	Sets company up to realize full commercial potential in fast growing U.S. market
●	Supports mutually beneficial interests between Biofrontera Inc and Biofrontera AG

WOBURN, Mass. (October 31, 2022) – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, announced today it has entered into private exchange agreements with certain holders of options to acquire ordinary shares of Biofrontera AG (the “AG Options”) in exchange for 3,148,042 newly issued shares of Biofrontera Inc. common stock.

The AG Options represent the right to acquire 2,623,365 ordinary shares of Biofrontera AG held by the shareholders, or approximately 4.63% of Biofrontera AG’s outstanding ordinary shares, representing an exchange ratio of roughly 1.2 ordinary shares of Biofrontera Inc. for each option representing one Biofrontera AG share. As a result of this transaction, Biofrontera AG’s shareholding in Biofrontera Inc. was reduced to 29.96%, further strengthening the independence of Biofrontera Inc. from its former parent company.

The AG Options are immediately exercisable at no additional cost and the exercise period ends on November 30, 2022. The private exchange agreements provide that Biofrontera Inc. will use reasonable best efforts to file a registration statement with the U.S. Securities and Exchange Commission (SEC) registering the shares for resale.

“This transaction represents a major milestone in the strategic positioning of Biofrontera Inc. We strive to distinguish ourselves as an independent U.S. based biopharmaceutical company, exclusively serving the world’s largest dermatology market,” stated Erica Monaco, Chief Executive Officer of Biofrontera Inc. “The agreements will further strengthen our position and realize our full commercial potential in this fast-growing market.”

“At the same time, the transaction underscores the strength of our relationship with our former parent company Biofrontera AG. As the key driver of Biofrontera AG’s products’ sales growth and their largest source of revenue, we will continue to work together closely,” she added. “This will enable us to support our mutually beneficial interests, especially in the areas of intellectual property, manufacturing, regulatory affairs and clinical trials. The clinical work currently underway at Biofrontera AG is focused on the U.S. market, is supported by Biofrontera Inc.’s medical team and is fully financed through our transfer price payments for Ameluz®. These trials are intended to expand the Ameluz® label and, in turn, increase its commercial potential in the USA, including the potential to enter such large markets as the treatment of acne.”

1

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company’s relationship with Biofrontera AG and plans for ongoing collaboration, business and marketing strategy, future operations and business, potential to expand the label of Ameluz®, market presence and position of Ameluz® and ongoing clinical trials conducted by our licensing partners and the future impact of such trials on the market for Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

# # #

2